CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 24, 2011, relating to the financial statements and financial highlights which appears in the March 31, 2011 Annual Report to Shareholders of Virtus Equity Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm” and “Reports to Shareholders” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

Philadelphia, Pennsylvania

July 26, 2011